Exhibit 99.1

Contacts: Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 954-1100
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 INC. RAISES FISCAL 2006 FINANCIAL GUIDANCE

Carlsbad, California – February 9, 2007 - K2 Inc. (NYSE: KTO) announced today that it expects Adjusted diluted earnings per share for the full year to be in the range of $0.87 to $0.88, exceeding K2’s previous guidance of $0.83 to $0.86. See below for a reconciliation of GAAP net income to Adjusted net income and Adjusted diluted earnings per share for the forecast 2006 fiscal year.

On a preliminary basis, K2 expects 2007 Adjusted diluted earnings per share to exceed its 2006 revised/increased guidance. While K2 anticipates softness in its winter sports business in 2007 due to the impact the warm winter and poor snow conditions have had on the current winter sports season, K2 expects to benefit from the diversity of its global sporting goods business and capitalize on the strength of its portfolio of leading brands.

Consistent with past practices, K2 anticipates providing fiscal year 2007 guidance in conjunction with its reporting of fourth quarter and fiscal year 2006 results in early March.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(unaudited in thousands, except for per share amounts)

	Forecast Twelve Months Ended December 31, 2006
	Low	High
Net Income Reconciliation:
GAAP Net Income (a)	$38,000	$38,900
Add: Amortization of acquired intangibles (b)	2,351	2,351
Non-cash stock compensation expense (c)	1,643	1,643
Amortization of capitalized debt costs (d)	1,420	1,420
Amortization of capitalized debt costs on converted debentures (e)	114	114
Accrued interest on converted debentures (f)	120	120
Conversion premium on converted debentures (g)	563	563
Write-off of deferred debt costs (h)	442	442

Adjusted Net Income	$44,653	$45,553

GAAP and Adjusted Diluted Shares Outstanding	55,476	55,476

Adjusted Diluted Earnings Per Share	$0.87	$0.88

See the following footnotes and related information.

K2 Inc.

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FOOTNOTES AND RELATED INFORMATION

Explanation of Adjustments:

(a)	Amounts represent K2’s forecast net income in accordance with U.S. generally accepted accounting principles.
(b)	Adjustment represents the forecast non-cash amortization expense, net of tax, of acquired intangible assets resulting from K2’s acquisition activities.
(c)	Adjustment represents the forecast non-cash compensation expense, net of tax, resulting from restricted stock awards and stock option expense in accordance with APB 25 and SFAS 123R.
(d)	Adjustment represents the forecast non-cash amortization expense, net of tax, of capitalized debt costs associated with K2’s revolving credit facility, $75 million convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.
(e)	Adjustment represents the forecast non-cash amortization expense, net of tax, of capitalized debt costs on the $25 million subordinated convertible debentures from January 1, 2006 through the conversion date (November 6, 2006).
(f)	Adjustment represents the forecast accrued interest expense, net of tax, as of the conversion date, on the $25 million of subordinated convertible debentures that was paid in shares of K2 common stock.
(g)	Adjustment represents the conversion premium on the $25 million of subordinated convertible debentures that was paid in shares of K2 common stock. The conversion premium is not tax deductible and therefore there is no net of tax impact reflected.
(h)	Adjustment represents the forecast balance, net of tax, as of the conversion date, of capitalized debt costs associated with the $25 million of subordinated convertible debentures.

Use of Adjusted Financial Information

To supplement the forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, K2 also used Adjusted measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities and non-cash stock-based compensation expense associated with restricted stock awards and stock option awards because K2 management does not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Penn®, Pflueger®, Sevylor® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Penn®, Rawlings®, Ride®, Sevylor®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

K2 Inc.

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Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.